                                 EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement of SunGard Data Systems Inc. on Form S-3 of our report, which includes explanatory paragraphs relating to the acquisition as of August 31, 1995 and to the change in its method of accounting for income taxes to conform with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" in the year ended December 31, 1993, dated August 29, 1995, on our audits of the financial statements of Intelus Corporation as of December 31, 1994 and 1993 and for the years then ended. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.



                                        /s/ Coopers & Lybrand L.L.P.

                                        COOPERS & LYBRAND L.L.P.


  2400 Eleven Penn Center
  Philadelphia, Pennsylvania
  December 8, 1995